[ *] DENOTES EXPURGATED INFORMATION	Exhibit 10.10

SIXTH AMENDMENT TO LEASE AGREEMENT

This SIXTH AMENDMENT TO LEASE AGREEMENT (the “Amendment”) made as of the 3rd day of June, 2015 by and between JAMESTOWN 1 DESIGN PLACE, L.P., a Delaware limited partnership, with a business address c/o Jamestown, Ponce City Market, 675 Ponce de Leon Avenue, 7th Floor, Atlanta, Georgia 30308 (“Landlord”), and BOSTON BEER CORPORATION, a Massachusetts corporation, with a business address of One Design Place, Boston, Massachusetts 02210 (“Tenant”).

WHEREAS, Tenant and Landlord’s predecessor in interest entered into that certain Standard Office Lease Agreement dated as of March 24, 2006, which lease has been amended by that certain First Amendment to Lease dated as of September 29, 2006, Second Amendment to Lease dated October 31, 2007, Third Amendment to Lease dated March 25, 2008, Fourth Amendment to Lease dated August 16, 2012, and Fifth Amendment to Lease dated February 22, 2013 (as amended, the “Lease”) relating to certain premises in the building consisting of, as of the date hereof, 42,398 rentable square feet (the “Existing Premises”) located at One Design Place, Boston, Massachusetts (the “Building”), as more particularly described therein;

WHEREAS, Tenant desires to lease an additional 11,758 rentable square feet (“Expansion Premises”) on the eighth (8th) floor of the Building, as such Expansion Premises are shown on Exhibit A-1, attached hereto and incorporated herein;

WHEREAS, Landlord and Tenant desire to amend the Lease to reflect the expansion of the Leased Premises to include the Expansion Premises, to extend the Lease Term and to modify certain other provisions of the Lease and set forth herein; and

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt, sufficiency and delivery of which are hereby acknowledged, the parties hereby agree that the Lease is hereby amended as follows:

1. Leased Premises. The definition of Leased Premises contained in Article 1 of the Lease is hereby deleted and the following is inserted in its place:

“Leased Premises shall mean approximately 54,156 rentable square feet located on the eighth (8th) floor of One Design Place, Boston, Massachusetts, as shown on the floor plan attached to this Lease as Exhibit A-1.”

Exhibit A to the Lease is hereby deleted and Exhibit A-1 attached hereto is hereby substituted in its place. In addition, the reference to “42,398” in the definition of Rentable Area (contained in the Fourth Amendment to Lease) is hereby deleted and replaced with “54,156” and the reference to “539,448” in the same definition is also deleted and replaced with “537,018”.

2. Lease Term. The definition of Lease Term contained in Article 1 of the Lease is hereby deleted. From and after the date hereof, the Lease Term shall be that period of time commencing on June 25, 2015 and continuing until the last day of the [*] calendar month following the Expansion Premises Commencement Date (as hereinafter defined). As used herein, the Expansion Premises Commencement Date is [*].

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

3. Delivery of Expansion Premises. Subject to the terms of Section 4 below, including, but not limited to, Tenant’s rights to inspect the Landlord Work, Tenant has inspected the Expansion Premises and agrees (a) to accept possession of the Expansion Premises in the condition existing on the date hereof in its “as is,” “where is” condition (provided, however, the Premises shall be free of all tenants on the Expansion Premises Commencement Date), and (b) that except for Landlord’s Contribution and except for Landlord’s Work, Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Leased Premises (including the Expansion Premises) for Tenant’s occupancy. Any work to be performed by Tenant in connection with Tenant’s initial occupancy of the Expansion Premises shall be herein referred to as “Initial Installations” and considered to be “Alterations” and governed by Section 4.2 of the Lease. Any work to be performed by Tenant in the Existing Premises shall be considered to be “Alterations” and governed by Section 4.2 of the Lease. Notwithstanding anything to the contrary contained in the Lease, Tenant shall pay to Landlord the amount of [*] for Landlord’s costs associated with the review and approval of the Initial Installations and Alterations pursuant to the foregoing. Such amount shall be paid within thirty (30) days of the date hereof or, at Tenant’s election, can be deducted from the Landlord Contribution (as hereinafter defined).

4. [*]

5. [*]

6. Basic Rental Payments. Exhibit D to the Lease, as last amended in the Fifth Amendment to Lease, is hereby deleted and of no further force or effect. For the period commencing on the date hereof and continuing through the Expiration Date, Tenant shall pay Base Rental in respect of the Existing Premises and the Expansion Premises in accordance with the schedule set forth on Exhibit D attached hereto.

7. Definition of Tenant’s Proportionate Share. The definition of Tenant’s Proportionate Share set forth in Article I of the Lease, as amended, is hereby amended by deleting the figure [*] and inserting the figure [*].

8. Tenant’s Proportionate Share of Operating Costs. Section 2.4 of the Lease and Section J of Exhibit E to the Lease, as last amended by Section 8 to the Fourth Amendment to Lease, are deleted effective as of the Expansion Premises Commencement Date. From and after the Expansion Premises Commencement Date, Tenant shall pay to Landlord Tenant’s Proportionate Share of Operating Costs in excess of Operating Costs for calendar year 2015 (the “Expense Base Year”), in accordance with the following provisions:

(i) For each calendar year commencing subsequent to the last day of the Expense Base Year, Landlord shall furnish to Tenant a statement setting forth Landlord’s reasonable estimate of Tenant’s Proportionate Share of Operating Costs, if any (the “Expense Estimate”). Tenant shall pay to Landlord the amount of such Expense Estimate in monthly installments of 1/12th each on a monthly basis contemporaneously with the payment of Base Rent.

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(ii) If at any time Landlord shall have reasonable grounds to believe that the amount of actual Operating Costs incurred and to be incurred will vary from the Expense Estimate, then Landlord reserves the right to revise such estimates accordingly. Upon any such revision, the monthly payments due and payable to Landlord by Tenant under this Section shall be increased to an amount which will amortize such revised estimate over the remainder of the calendar year in which any such revision is made by Landlord.

(iii) Within one hundred and eighty (180) days after the end of any calendar year Landlord shall provide Tenant with a statement in reasonable detail showing actual Operating Costs for such calendar year (a “Statement”). If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs exceed the actual amount of Tenant’s Proportionate Share of Operating Costs for such calendar year, then Landlord shall credit the amount of such excess against subsequent payments of rent due hereunder. If the Statement shows that Tenant’s payments for Tenant’s Proportionate Share of Operating Costs are less than the actual amount of Tenant’s Proportionate Share of Operating Costs, then Tenant shall pay the amount of such deficiency within thirty (30) Business Days after delivery of the Statement to Tenant.

(iv) If the Expansion Premises Rent Commencement Date is a day other than the first day of a calendar month or if this Lease terminates on a day other than the last day of a calendar month, then the amounts due and owing by Tenant to Landlord under this Section shall be prorated accordingly.

(v) Landlord’s failure to render any Statement on a timely basis with respect to any calendar year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such calendar year or any subsequent calendar year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that calendar year.

9. Definition of Operating Costs. The reference to “[*]” in the definition of Operating Costs contained in Article VIII of the Lease is hereby deleted and the following is inserted in its place: “[*]”.

10. Electricity Costs. Section 9 of the Fourth Amendment to Lease is hereby deleted and of no further force or effect. Landlord and Tenant hereby agree that Tenant shall pay the costs of electricity for the Project based on its Proportionate Share and that such costs shall be computed based on the actual amount of such costs without a base year. In addition, Section 2.5 of the Lease is hereby deleted and the following is inserted in its place:

Section 2.5. Separately Metered Utilities. Tenant shall pay upon demand or receipt of an invoice Tenant’s Proportionate Share (based on [*] occupancy of the Building) of all amounts due and owing with respect to utilities furnished to the Building. Notwithstanding the foregoing, the Leased Premises may, from time to time, be separately metered by Landlord, and charged to Tenant by Landlord, or by any public utility as may furnish such utilities to the Leased Premises.

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

11. Surrender Condition. The following sentence is added at the end of Section 5.4 of the Lease: “Notwithstanding anything herein to the contrary, Tenant hereby acknowledges and agrees that it will remove all data cabling, other low voltage wiring and any specialty built out items that is installed by or for the exclusive benefit of Tenant and located in the Leased Premises or other portions of the Building.”

12. Renewal Term. Tenant shall have the right to renew the Lease Term for all of the Leased Premises for one renewal term of [*] years (the “Renewal Term”) commencing on the day after the expiration of the initial Term (the “Renewal Term Commencement Date”) and ending on the day preceding the [*] anniversary of the Renewal Term Commencement Date, unless the Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Renewal Term shall commence only if (a) Tenant notifies Landlord (the “Exercise Notice”) of Tenant’s exercise of such renewal right not later than [*] prior to the Expiration Date, (b) at the time of the exercise of such right and immediately prior to the Renewal Term Commencement Date, no default shall have occurred and be continuing following any applicable cure period hereunder; and (c) Tenant occupies no less than [*] of the Lease Premises for its own use at the time the Exercise Notice is given. Time is of the essence with respect to the giving of the Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (w) the Base Rental shall be adjusted as set forth in (i) below, and (x) Tenant shall have no further right to renew the Term. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate the foregoing right of renewal of Tenant hereunder.

(i) Renewal Term Rent . The annual Base Rental payable during the Renewal Term shall be equal to [*] of the annual Fair Market Value (as hereinafter defined) of the Leased Premises as of commencement of the Renewal Term (the “Calculation Date”). “Fair Market Value” shall mean the fair market annual rental value of the Leased Premises as of the Calculation Date for a term equal to the Renewal Term, based on comparable space in the Project, or on comparable space in comparable buildings located in the Seaport District of Boston, Massachusetts, including all of Landlord’s services provided for in this Lease, and with the Leased Premises considered as vacant, and in “as is” condition existing on the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Landlord shall advise Tenant (the “Rent Notice”) of Landlord’s determination of Fair Market Value no later than nine (9) months prior to the Renewal Term Commencement Date. If Tenant disputes Landlord’s determination of Fair Market Value, then Tenant shall give notice (a “Dispute Notice”) to Landlord of such dispute within ten (10) Business Days after delivery of the Rent Notice, and such dispute shall be resolved by arbitration as provided below. Time is of the essence of the giving of said Dispute Notice. Failure on the part of Tenant to timely submit a Dispute Notice shall constitute a waiver of the right of Tenant to dispute the Fair Rental Value determined by Landlord, and in such event the Base Rental for the Renewal Term shall be as set forth in the Rent Notice. If the Base Rental payable during the Renewal Term is not determined prior to the Renewal Term Commencement Date, then Tenant shall pay Base Rental in an amount equal to the Fair Market Value for the Leased Premises as determined by Landlord (the “Interim Rent”). Upon final determination of the Base Rental for the Renewal Term, Tenant shall commence paying such Base Rental as so determined, and

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

within ten (10) days after such determination Tenant shall pay any deficiency in prior payments of Base Rental or, if the Base Rental as so determined shall be less than the Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Base Rental in an amount equal to the difference between each installment of Interim Rent and the Base Rental as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

(ii) Arbitration . If Tenant timely disputes Landlord’s determination of the Fair Market Value rate pursuant to provisions above, then Landlord and Tenant shall each simultaneously submit to the other, in a sealed envelope, its good faith determination of the applicable Prevailing Market rate (collectively referred to as the “Determinations”). If the higher of such Determinations is not more than [*] of the lower of such Determinations, then the Fair Market Value rate shall be the average of the two Determinations. If the Fair Market Value rate is not resolved by the exchange of Determinations, then, within twenty (20) days after the exchange of the Determinations, Landlord and Tenant shall each select a commercial real estate broker with at least 10 years’ experience in the Boston Seaport District with working knowledge of current rental rates and practices to determine which of the two Determinations most closely reflects the applicable Fair Market Value rate. Upon such selection, Landlord and Tenant shall each provide to their respective brokers the applicable provisions of this Lease necessary for such determination, including, without limitation, the applicable definitions and criteria (“Lease Provisions”). Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Determinations most closely reflects the applicable Fair Market Value rate. The Determination chosen by such brokers shall be binding on both Landlord and Tenant as the applicable Base Rent. If either Landlord or Tenant fails to appoint a broker within the twenty (20) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two (2) brokers cannot agree upon which of the two Determinations most closely reflects the applicable Fair Market Value rate within thirty (30) days after the expiration of such twenty (20) day period, then, within ten (10) days after the expiration of such thirty (30) day period, the two (2) brokers shall select a third (3rd) broker meeting the aforementioned criteria. Once the third broker has been selected as provided for above, then Landlord and Tenant shall provide the Lease Provisions to the third broker and, as soon thereafter as practicable but in any case within thirty (30) days after the selection of the third broker, the third broker shall make its determination of which of the two Determinations most closely reflects the applicable Fair Market Value rate and such Determination shall be binding on both Landlord and Tenant as the applicable Base Rent. If the third broker believes that expert advice would materially assist him, he may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the 3rd broker and of any experts retained by such third broker. Any fees of any broker, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such broker, counsel or expert.

13. [*]

(i) Termination. Provided that all of the Termination Conditions Precedent have been fully and completely satisfied, then effective as of the Termination Date, this Lease, and the rights of the Tenant with respect to the Leased Premises, shall terminate and expire with

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

the same force and effect as if such Termination Date had originally been specified as the Expiration Date of the Lease Term. Prior to the later of (such later date, the “Surrender Date”) (i) the Termination Date, and (ii) the date on which Tenant actually surrenders and yields-up the Premises, Tenant shall comply with all of the terms and provisions of the Lease and shall perform all of its obligations hereunder, including, without limitation, the obligation to pay when due all Base Rent and all Additional Rent. By not later than the Termination Date, Tenant shall remove all of Tenant’s Fixtures and surrender and yield-up the Leased Premises in good and broom-clean order, repair and condition, free of all tenants and occupants, and otherwise in the condition in which the Leased Premises are required to be surrendered pursuant to this Lease at the expiration of the Term. All Tenant’s Fixtures and alterations of any kind, nature or description remaining in the Leased Premises after the Surrender Date shall be and become the property of Landlord and may be disposed of by Landlord, at the cost and expense of Tenant, without payment from Landlord and without the necessity to account therefor to Tenant.

(ii) Release of Liabilities. Effective as of the Termination Date, Landlord shall be released from any and all obligations and liabilities thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Landlord under this Lease which accrue or arise prior to the Termination Date. Effective as of the Surrender Date, Tenant shall be released from any and all liabilities and obligations thereafter accruing under this Lease. Nothing contained herein shall constitute a waiver, limitation, amendment, or modification of any of the liabilities and obligations of Tenant under this Lease which accrue or arise prior to the Termination Date.

(iii) Holdover. Without limiting the foregoing, if Tenant fails to yield up and surrender the Leased Premises by the Termination Date, then for and with respect each day between the Termination Date and the Surrender Date, Tenant shall pay a holdover charge at the rate set forth in Section 7.22 of the Lease. Nothing herein contained shall constitute a release, waiver, limitation, or restriction of any rights or remedies of Landlord on account of Tenant’s failure to surrender the Premises by the Termination Date, including any rights or remedies afforded to Landlord in Section 7.22 of this Lease.

(iv) Amendment. The foregoing provisions shall be self-operative; provided, however, on the request of either party Landlord and Tenant will acknowledge in writing such Termination of this Lease.

(v) Time of Essence. Time is of the essence of this Section 13.

14. Intentionally Omitted.

15. Broker. Tenant represents and warrants that it has not worked directly or indirectly with any broker with respect to the leasing of the Expansion Space or extension of the Term other than Catherine Thompson/DTZ. Landlord represents and warrants that it has not worked directly or indirectly with any broker with respect to the leasing of the Expansion Space or extension of the Term other than Ron Perry at Colliers. In connection with the foregoing, the Tenant and Landlord each agree to indemnify, defend and save harmless the other party against any and all claims for a commission by a broker, person or firm whom each party has dealt with in connection with the execution and delivery of this Amendment.

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

16. Reimbursement of Expenses. Landlord will reimburse Tenant for the third party costs incurred by Tenant in connection with an initial space plan for the Expansion Premises, up to the maximum amount of [*] (i.e. [*] per rentable square foot of the Expansion Premises. In addition, Landlord will reimburse Tenant for the third party costs of architects and engineers contracted with for the design of the Initial Installations to the Expansion Premises, up to the maximum amount of [*]. Such amounts will be reimbursed by Landlord to Tenant within thirty (30) days of receipt of receipt of invoice with reasonable evidence of the work reflected in such invoice.

17. Notices. Section 7.4 of the Lease is hereby amended by deleting “Kevin P. Joyce, Esq.” and replacing it with “Christopher R. Froeb, Esq.”.

18. [*]

19. Deleted Provisions. The following sections of the Lease are hereby deleted and of no further force or effect: (i) Section A of Exhibit E to the Lease; (ii) Section E of Exhibit E to the Lease; (iii) Section F of Exhibit E to the Lease; (iv) Section J of Exhibit E to the Lease; (v) Sections 5, 6 and 9 of the Second Amendment to Lease; and (vi) Sections 5, 6 and 7 of the Fourth Amendment. In addition, and for the avoidance of doubt, the provisions of Sections D of Exhibit E to the Lease is for the benefit of the Existing Premises and shall not be deemed to expand the rights set forth therein to the Expansion Premises.

20. Amended Provision. Section P of Exhibit E is hereby deleted and replaced with the following:

“Notwithstanding anything to the contrary elsewhere in the Lease, but subject to the following and other terms of this Lease, Landlord shall permit Tenant access to an existing waste stack and an existing source of water so as to allow disposal of sanitary waste from and the supply of water to fixtures commonly found in an office environment such as sinks, dishwashers, coffee makers, bubblers, and the like that Tenant may wish to construct as part of the Alterations. Tenant shall be wholly responsible for installing, maintaining and servicing the associated waste and supply lines not now existing that are located within or without the Leased Premises and for obtaining all necessary permits and approvals for such use, installation, maintenance and repair. All such work shall be done at such times as may be reasonably convenient for Landlord’s supervisor and so as to minimize interference with other tenants, and shall require prior written approval by the Landlord, which approval shall not be unreasonably withheld, conditioned or delayed Tenant shall indemnify Landlord for any and all losses damages and claims, including costs of defense and reasonable attorneys’ fees, arising from such water or waste lines, whether from water damage, odors, insects or otherwise, except if caused by Landlord or Landlord’s agent.”

21. Capitalized Terms. Capitalized terms that are not otherwise defined herein shall have the meaning set forth in the Lease.

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

22. Governing Law. This Amendment shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of law provisions.

23. Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Amendment shall be resolved in favor of the terms and provisions of this Amendment.

24. Counterparts. This Amendment may be executed in several counterparts each of which when executed and delivered is an original, but all of which together shall constitute one instrument.

25. Ratification, Approval and Confirmation of Terms. In all respects, the Lease, as hereby amended and modified, is hereby ratified, approved and confirmed.

[Signatures on next page]

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

IN WITNESS WHEREOF, the parties hereto have executed this instrument in any number of counterpart copies, each of which shall be an original for all purposes, as of the day and year first above written.

JAMESTOWN 1 DESIGN PLACE, L.P.,
a Delaware limited partnership

By:	JT 1 Design Place Corp.,
a Delaware corporation,
its general partner

By:	/s/ Olashegan Holder
Name:	Olashegan Holder
Title:	Vice President

[LANDLORD]

BOSTON BEER CORPORATION, a Massachusetts corporation

By:	/s/ Martin F. Roper
Name:	Martin F. Roper
Title:	President and CEO

[TENANT]

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT A-1

Floor Plan

Exhibit A-1

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Note: Common corridor shown on attached is not included within the Leased Premises as of the date hereof.

Exhibit A-1

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT C

LANDLORD’S WORK

[*]

Demising Wall:

Exhibit C

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

EXHIBIT D

BASIC RENTAL PAYMENT SCHEDULE

Existing Premises:

Lease Period	Annual Base Rental	Monthly Base Rental	Rent per Square Foot
[*]

Exhibit D-1

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Expansion Premises:

Lease Period	Annual Base Rental	Monthly Base Rental	Rent per Square Foot
[*]

Exhibit D-2

[ * ] Indicates that information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.